Exhibit 99.1

NEWS RELEASE

For Release on February 6, 2020	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President & CFO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports 39% Year-Over-Year Revenue Growth in Third Quarter Fiscal Year 2020

Dublin, CA – February 6, 2020 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported results for the third quarter and nine months ended December 28, 2019.

Revenue for the third fiscal quarter was $2.6 million, a 39% increase compared to $1.9 million for the third quarter of fiscal 2019. This increase was primarily due to increased revenue from the Company’s Microsource (RADAR filters) business of $630,000, or 35%, compared to the prior year period. Net loss attributable to common shareholders for the third quarter was $1.4 million, or ($1.04) per share, compared to a loss of $517,000 or ($0.73) per fully diluted share, for the same period last year. Net loss in the third quarter of fiscal 2020 includes a one-time, non-cash expense of approximately $1.2 million or ($0.91) per fully diluted share related to a cumulative deemed dividend in connection with the value of issuing 4.4 million additional common shares as part of the Company’s Series E preferred stock exchange offer completed on November 8, 2019. EBITDA for the third quarter increased to $28,000 in fiscal 2020 compared to an EBITDA loss of ($177,000) for the same quarter in fiscal 2019. The improvement was primarily due to the increase in net revenue.

Net sales for the nine-month period ended December 28, 2019 were $9.2 million, an increase of 20% compared to $7.6 million for the nine-month period ended December 29, 2018. The increase in net revenue was primarily due to higher RADAR filters product sales and a Giga-tronics Division (RADAR/EW testing) U.S. Navy order. Net loss attributable to common shareholders for the first nine months of fiscal 2020 was $1.4 million, or ($1.38) per share, compared to a loss of $1.1 million or ($1.56) per fully diluted share, for the same period last year. Net loss in the first nine months of fiscal 2020 includes a one-time, non-cash expense of $1.2 million or ($1.26) per fully diluted share related to the Company’s Series E preferred stock exchange offer as described above. EBITDA for the first nine months of fiscal 2020 increased to $630,000 in fiscal 2020 compared to ($31,000) for the same quarter in fiscal 2019. The improvement was primarily due to the increase in net revenue.

John Regazzi, Chief Executive Officer of the Company, said, “Our revenue growth and sustained gross margin performance in the third quarter was primarily driven by our RADAR filter business which performed well in the quarter. On the RADAR/EW testing side of our business, a delay at one of our suppliers unfortunately delayed revenue that we expected to receive in the third quarter fiscal 2020. We are working closely with our supplier to resolve the issue and expect to realize these revenues in subsequent quarters. Our sales funnel is robust, particularly given demand we are seeing for the new multi-channel capture product we launched earlier this week.”

Lutz Henckels, Executive Vice President and Chief Financial Officer, stated, “We remain focused on capitalizing on the opportunities we’re seeing for our RADAR/EW test solution business, which we believe will be our growth engine moving forward, particularly with the introduction of our unique multi-channel capture product. Likewise, our sole-source RADAR filter business continues to provide a solid platform for our continued growth.”

“As part of our growth strategy, during the third quarter we enhanced our balance sheet with a small capital raise and also converted approximately 90% of our Series E preferred shares to common stock. During the quarter we also completed a reverse split of our common stock to better position Giga-tronics for a potential future uplisting to a national exchange. Our pipeline is robust, and we’re gaining increased market recognition for the unique and exceptional technology that comprises our critical testing solutions. We are energized by the opportunities ahead and believe we are well positioned to drive continued revenue growth and profitability as we move forward into fiscal 2021.”

Earnings Conference Call

Giga-tronics will host a conference call today, February 6, 2020, at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 517-2513 or (847) 619-6533, and enter PIN Code 6236038#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of February 6, 2020.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", “would” or occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, margin and profitability), the timing and receipt of future orders, future listing on a national stock exchange , future market share, expected shipments, customer acceptance of products and the ability to meet customer needs.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products, to identify customer needs and to design and implement new features; our timely receipt of components from third-party suppliers, the receipt or timing of future orders for products or services, cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage costs; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s ability to pay off or refinance existing debt, the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; and general market conditions.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 30, 2019 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public files the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	December 28, 2019	March 30, 2019
Assets
Current assets:
Cash and cash-equivalents	$1,244	$878
Trade accounts receivable, net of allowance of $8 and $8, respectively	477	568
Inventories, net	3,586	2,734
Prepaid expenses and other current assets	1,983	1,354
Total current assets	7,290	5,534
Property and equipment, net	552	569
Right of use asset	1,164	—
Other long term assets	177	176
Total assets	$9,183	$6,279
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$968	$747
Loan payable, net of discounts and issuance costs	1,138	1,781
Accrued payroll and benefits	402	476
Deferred revenue	218	—
Deferred rent	2	74
Lease obligations	396	41
Deferred liability related to asset sale	—	40
Other current liabilities	351	754
Total current liabilities	3,475	3,913
Other non-current liabilities	149	172
Long term deferred rent	2	358
Long term obligations - leases	1,174	21
Total liabilities	4,800	4,464
Commitments and contingencies
Shareholders' equity:
Preferred stock; no par value; Authorized - 1,000,000 shares
Series A convertible- designated 250,000 shares; no shares at December 28, 2019 and March 30, 2019 issued and outstanding	—	—
Series B, C, D convertible - designated 19,500 shares; 17,781.64 shares at December 28, 2019 and 18,533.51 at March 30, 2019 outstanding; (liquidation preference of $3,367 at December 28, 2019 and $3,540 at March 30, 2019)	2,745	2,911
Series E convertible- designated 100,000 shares; 9,200 shares at December 28, 2019 and 98,400 shares at March 30, 2019 outstanding; (liquidation preference of $345 at December 28, 2019 and $3,690 at March 30, 2019)	177	1,895
Common stock; no par value; Authorized – 13,333,333 shares; 2,476,900 shares at December 28, 2019 and 757,367 shares at March 30, 2019 issued and outstanding	31,369	25,557
Accumulated deficit	(29,908)	(28,548)
Total shareholders' equity	4,383	1,815
Total liabilities and shareholders' equity	$9,183	$6,279

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Nine Month Periods Ended
(In thousands except per share data)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net revenue
Goods	$193	$100	$2,576	$416
Services	2,439	1,793	6,589	7,207
Total revenue	2,632	1,893	9,165	7,623
Cost of goods and services	1,534	1,069	5,288	4,367
Gross profit	1,098	824	3,877	3,256
	42%	44%	42%	43%
Operating expenses:
Engineering	393	302	1,097	1,020
Selling, general and administrative	819	853	2,617	2,754
Total operating expenses	1,212	1,155	3,714	3,774

Operating income (loss)	(114)	(331)	163	(518)
Interest expense:
Interest expense, net	(42)	(101)	(166)	(294)
Interest expense from accretion of loan discount	—	(58)	(19)	(163)
Total interest expense, net	(42)	(159)	(185)	(457)
Loss before income taxes	(156)	(490)	(22)	(975)
Provision for income taxes	—	—	2	42
Net loss	$(156)	$(490)	$(24)	$(1,017)
Deemed dividend on Series E shares	$(18)	$(27)	$(91)	$(69)
Cumulative dividends on Series E shares	(1,240)	—	(1,245)	—
Net loss attributable to common shareholders	$(1,414)	$(517)	$(1,360)	$(1,086)
Depreciation and amortization	44	62	140	206
Amortization of demo equipment	32	28	98	113
Share-based compensation	66	64	229	168
Income taxes	—	—	2	42
Interest and dividends	1,300	186	1,521	526
EBITDA	$28	$(177)	$630	$(31)

Loss per common share - basic	$(1.04)	$(0.73)	$(1.38)	$(1.56)
Loss per common share - diluted	$(1.04)	$(0.73)	$(1.38)	$(1.56)

Weighted average shares used in per share calculation:
Basic	1,362	712	987	694
Diluted	1,362	712	987	694

4